EXHIBIT 10.19

SangStat Medical Corporation
6300 Dumbarton Circle
Fremont, California  94555

March 27, 2003

Richard D. Murdock
3001 Seabrook Court
Redwood Shores, CA  94065

Dear Rick:

I am pleased to confirm our offer to you to continue with SangStat Medical Corporation (the “Company”) in the position of President and Chief Executive Officer, reporting to the Board of Directors, effective April 1, 2003.  You also will continue to serve as Chairman of the Board of Directors at the discretion of the Board of Directors.

Salary and Bonus.  Your base salary will continue to be $35,000 per month, which is equivalent to $420,000 on an annualized basis.  You will also be eligible for a performance bonus of up to $210,000, in a final amount, if any, to be determined in the discretion of the Compensation Committee at the end of fiscal 2003.   All wages and bonuses, if any, are subject to normal withholdings, and your base salary and eligible performance bonus may be increased or decreased from time to time after the end of fiscal 2003 in the discretion of the Compensation Committee.

Stock Options.  As part of your compensation package, you will be granted a stock option to purchase an additional 300,000 shares of the Company’s common stock with an exercise price equal to the closing sale price on the date hereof.  The stock option will be subject to a vesting schedule, whereby 25% of the option shall vest at the one-year anniversary of the date set forth below and the balance of the option shall vest monthly over the ensuing three years.  These options are in addition to the 60,000 options you received as interim Chief Executive Officer and all other options currently existing as a result of your prior membership on the Board of Directors.

Severance Benefits.

                    (a)          Termination upon a Change of Control.  If your employment as President and Chief Executive Officer is terminated by the Company within one (1) month prior to, upon or within eighteen (18) months following, a Change of Control for any reason other than a termination for cause, as determined by the Board of Directors, then you shall be entitled to receive the compensation, accrued but unused vacation and benefits earned through the date of the termination of employment and in addition thereto the following severance benefits, as applicable:

                                 (i)          Severance Pay.  Severance pay in an amount equal to two (2) times (i) your annual base salary at the time of such termination and (ii) any bonuses received over the twelve (12) months immediately prior to the termination date, to be paid in a lump sum within thirty (30) days of your termination; provided, that you may elect to receive the salary portion of the severance pay as a salary continuation over twenty-four (24) months.  Such election will not affect or extend the vesting of your options.

                                 (ii)          Options.  Fifty percent (50%) of the then-unvested option to purchase the 300,000 shares noted above shall become immediately exercisable and vested in full as the termination date.

                    (b)         Change of Control.  A “Change of Control” shall mean the occurrence of any of the following events:

                                 (i)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities; or

                                (ii)               A merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or

                                (iii)          the complete liquidation of the Company; or

                                (iv)          the sale or disposition by the Company of all or substantially all the Company’s assets.

                    (c)        As a condition to receiving any of the cash or equity compensation severance benefits set forth above, you must execute a general release in favor of the Company and its affiliates at the time of your termination of employment.

At-Will Employment.  Please understand your employment is voluntarily entered into and is for no specific period.  Accordingly, you are free to resign at any time, for any reason or for no reason, and the Company is free to conclude its employment relationship with you at any time, with or without cause.

Benefits Package.  You and your eligible dependents will continue to be able to participate in a comprehensive benefits program including medical, dental and vision insurance as well as a 401(k) Plan and an Executive Deferred Compensation Plan.  You will accrue seventeen (17) days of vacation per year up to an accrual maximum of thirty (30) days.

Proprietary Information.  As a condition of employment, you will be required to sign a Proprietary Information and Inventions Agreement.  You should also note that, in accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States.  The Company requests that you provide such documentation on your first day at work and in any event it must be provided no later than three (3) business days of your date of hire.  In addition, you must complete and return SangStat’s Incoming Executive Questionnaire to Human Resources with an executed copy of this letter.

To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to the Company.  This letter sets forth the terms of your employment with the Company and supercedes any prior representations or agreements, whether written or oral.  The terms and conditions in the employee manual and the plan documents are subject to change at any time by the Company, subject to requirements of federal, state or local law.  This letter supercedes and replaces the prior letter between the Company and you dated October 18, 2002 and may only be modified by a written agreement signed by you and an officer of the Company.

Very truly yours,

/s/ Andrew Perlman

Andrew Perlman
Chairman of the Compensation Committee

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the offer of employment with SangStat Medical Corporation.

Richard D. Murdock

/s/ Richard D. Murdock

Signature

Date: March 31, 2003